As filed with the Securities and Exchange Commission on September 15, 2003
                            Registration No. _______
     =====================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                            Factory 2-U STORES, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                      51-0299573
         --------                                      ----------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
  incorporation or organization)




                                4000 Ruffin Road
                               San Diego, CA 92123
                                 (858) 627-1800
                               -------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                                William R. Fields
                            Factory 2-U Stores, Inc.
                                4000 Ruffin Road
                               San Diego, CA 92123
                                 (858) 627-1800
                            ------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                             Theodore H. Latty, Esq.
                            Hughes Hubbard & Reed LLP
                       350 South Grand Avenue, 36th Floor
                           Los Angeles, CA 90071-3442
                                 (213) 613-2800


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|



                         CALCULATION OF REGISTRATION FEE


==================================== ==================== ======================== ==================== ======================
                                                                                    Proposed Maximum
        Title of Each Class                                  Proposed Maximum      Aggregate Offering         Amount of
           of Securities                Amount to be        Offering Price Per          Price (2)           Registration
         to be Registered              Registered (1)            Share (2)                                       Fee
------------------------------------ -------------------- ------------------------ -------------------- ----------------------
------------------------------------ -------------------- ------------------------ -------------------- ----------------------
Common Stock, $0.01 par value             3,075,000                $5.42               $16,666,550            $1,348.32
==================================== ==================== ======================== ==================== ======================


(1)      Includes 625,000 shares issuable upon exercise of warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock on the Nasdaq National Market on September 8, 2003, as reported by The Nasdaq Stock Market.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION DATED September 15, 2003

PROSPECTUS

                            Factory 2-U stores, inc.

                                3,075,000 SHARES

                                  COMMON STOCK

         This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of up to 3,075,000 shares of our common stock. The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus.

                         ______________________________

         See "Risk Factors" on page 2 for information you should consider before buying shares of our common stock.

                         _____________________________

         Our common stock is listed on the Nasdaq National Market under the symbol "FTUS." On September 8, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $5.39 per share.

                         ______________________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      This prospectus is dated _____, 2003

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
FACTORY 2-U STORES, INC.......................................................1
RISK FACTORS..................................................................2
USE OF PROCEEDS...............................................................6
SELLING STOCKHOLDERS..........................................................6
PLAN OF DISTRIBUTION..........................................................10
LEGAL MATTERS.................................................................11
EXPERTS.......................................................................11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................12
ADDITIONAL INFORMATION........................................................13
INFORMATION INCORPORATED BY REFERENCE.........................................13

                               PROSPECTUS SUMMARY

         You should rely only on information or representations contained or incorporated by reference in this prospectus. No one has been authorized to provide you with any different information.


                            FACTORY 2-U STORES, INC.

         We operate a chain of off-price retail apparel and housewares stores in Arizona, Arkansas, California, Idaho, Nevada, New Mexico, Oklahoma, Oregon, Texas and Washington. We sell branded casual apparel for the family, as well as selected domestic and household merchandise at prices that generally are significantly lower than other discount stores.

         Our stores average approximately 15,000 total square feet and are located mostly in shopping centers. Our products include a broad range of family apparel, domestic goods and houseware products. Our typical customers are families with more than the average number of children and average household income of approximately $35,000, which generally are profiled as discount store shoppers. Our merchandising strategy is to offer first quality recognizable national and discount store brands at a substantial discount, generally 20% to 50% below prices offered by the national discount chains. Our stores are well lit and present the merchandise primarily on hanging fixtures. We also use strategically placed instore signage to emphasize the savings and create increased customer awareness.

         We define our fiscal year by the calendar year in which most of our business activity occurs (the fiscal year ended February 1, 2003 is referred to as fiscal 2002).

         We were incorporated in Delaware in March 1987 as BMA Life Care Corp., changed our name later that month to The Longwood Group, Ltd. and changed our name in May 1992 to DRS Industries, Inc. In December 1992, we acquired an interest in General Textiles while it was operating under Chapter 11 of the U.
S. Bankruptcy Code. General Textiles operated an off-priced apparel retail chain known as Family Bargain Center. In May 1993, we contributed additional equity to General Textiles and thereby increased our ownership of General Textiles to 100%, at which time General Textiles emerged from bankruptcy protection. In January 1994, we changed our name to Family Bargain Corporation. In November 1995, we acquired Capin Mercantile Corporation and changed its name to Factory 2-U, Inc. and began to coordinate the purchasing, warehousing and delivery operations for the Family Bargain Center and Factory 2-U chains. In July 1998, General Textiles and Factory 2-U, Inc. were merged into a new corporate entity, General Textiles, Inc., which was a wholly-owned subsidiary of Family Bargain Corporation. In November 1998, General Textiles, Inc. was merged into Family Bargain Corporation, at which time we converted our previous three classes of stock into a single class of common stock and changed our corporate name from Family Bargain Corporation to Factory 2-U Stores, Inc.

         Our principal executive offices are located at 4000 Ruffin Road, San Diego, California 92123. The telephone number of our principal executive offices is (858) 627-1800.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, before purchasing the shares prospective investors should carefully consider the risk factors described below. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition and results of operations.

Our High Store Concentration in California Leaves Us Particularly Susceptible to Risks of Doing Business in California
------------------------------------------------------------------------------

     As of August 30, 2003, we operated 128 stores in California, representing over half of our total store base. Accordingly, our results of operations and financial condition are significantly more dependent upon trends and events in California than are those of our competitors with more geographically balanced store locations. Operating costs, such as workers' compensation and utilities in California have been significantly higher than other regions in the country where we currently operate. If operating costs continue to increase in California, they could continue to reduce our operating margins.

     The costs associated with workers' compensation insurance in the state of California have increased significantly over the past two years. These cost increases are related to the average cost per claim and the related state benefits. In the state of California, the average workers' compensation claim is significantly higher than the other states where we currently operate. In January 2003, the state of California increased the maximum workers' compensation benefits by approximately 20 percent. With these continued workers' compensation cost increases and the uncertain economy, the continued rise in benefits could reduce our earnings.

     Utility  costs for  electricity  and natural gas in  California  have risen significantly. These costs may continue to increase due to the actions of federal and state governments and agencies, as well as other factors beyond our control. We have attempted to mitigate such increases through energy conservation measures and other cost cutting steps. However, we can make no assurances that these measures and other steps taken will be adequate to control the impact of these utility cost increases in the future. In addition, increasing utility costs, together with high unemployment, may significantly reduce the disposable income of our target customers. Our sales could be reduced if our target customers have less disposable income.

     In addition, California historically has been vulnerable to certain natural disasters and other risks, such as earthquakes and fires. At times, these events have disrupted the local economy. These events could also pose physical risks to our properties.

We Could Experience Disruptions in Receiving and Distribution
-------------------------------------------------------------

     Well-organized and managed receiving and shipping schedules and the avoidance of interruptions are vital to our success. From time to time, we may face unexpected demands on our distribution operations that could cause delays in delivery of merchandise from our distribution centers to our stores. A fire, earthquake or other disaster at our distribution centers that disrupts the flow of merchandise could severely impair our ability to maintain inventory in our stores and thus reduce sales.

     During May 2003, we closed our two existing distribution centers in San Diego and consolidated their operations into a single, new distribution center in San Diego. We may face unexpected or unforeseen demands, disruptions or costs, such as may result from earthquakes or mechanical breakdowns, that could adversely affect our distribution center operations and delay or interfere with our ability to deliver merchandise from our distribution facility to our stores in connection with this consolidation. Any such delay or interference could lead to a reduction in sales.

We Depend Upon, But Do Not Have Long-Term Agreements With, Our Vendors for the Supply of Close-Out and Excess In-Season Merchandise
------------------------------------------------------------------------------

     Our success depends in large part on our ability to locate and purchase quality close-out and excess in-season merchandise at attractive prices from our vendors. We cannot be certain that such merchandise will continue to be available in the future. Further, we may not be able to find and purchase merchandise in quantities necessary to accommodate our immediate needs or future growth.

     Although we believe our relationships with our vendors are good, we do not have long-term agreements with any vendor. As a result, we must continuously seek out buying opportunities from our existing suppliers and from new sources. We compete for these opportunities with other wholesalers and retailers, discount and deep-discount chains, mass merchandisers and various privately-held companies and individuals. Although we do not depend on any single vendor or group of vendors and believe we can successfully compete in seeking out new vendors, a disruption in the availability of merchandise at attractive prices could result in reductions in sales and gross margins.

We Rely on Credit Support From Our Vendors and the Credit Community
-------------------------------------------------------------------

     Our ability to purchase merchandise depends upon our receiving credit support from trade vendors or the credit community that extends financing terms to certain of our vendors. In light of general economic conditions and our recent financial performance, the credit community withdrew or reduced their extension of credit for our purchase orders, which has disrupted our ability to purchase merchandise and impaired our business. This disruption led to lower than desired inventories, and consequently, may have hurt the relationship with our customers by not meeting their expectations with respect to merchandise assortment and quality. Though our recently completed equity and debt financing transactions have led to increased support from the credit community and our vendors, any further improvement in credit will be contingent upon improved operating results and liquidity. Any further withdrawal or reduction of the extension of credit from the credit community and our vendors may result in our not being able to purchase merchandise at attractive prices, disrupt product flow, reduce our liquidity and result in a reduction in sales and profit margins. It may also impair our ability to finance our operations and capital expenditures, pay our debt obligations, and complete our restructuring efforts over the next twelve months.

Our Sales Fluctuate According to Seasonal Buying Patterns, Which Expose us to Excess Inventory Risk
-----------------------------------------------------------------------------

     We have historically realized our highest levels of sales and income during the third and fourth quarters of our fiscal year (the quarters ending in October and January) as a result of the "Back to School" (July and August) and Holiday (November and December) seasons. Any adverse events during the third and fourth quarter could therefore reduce sales. In anticipation of the "Back to School" and Holiday seasons, we may purchase substantial amounts of seasonal merchandise. If for any reason, including periods of sustained inclement weather, our net sales during these seasons were to fall below seasonal norms and/or our expectations, a seasonal merchandise inventory imbalance could result. If such an imbalance were to occur, markdowns might be required to clear excess inventory. Our sales, gross margins and net income could be reduced by higher than expected markdowns.

We Face Intense Competition
---------------------------

     We operate in a highly competitive marketplace. We compete with large discount retail chains, such as Wal-Mart, K-Mart, Target and Mervyn's, and other off-price chains, such as TJ Maxx, Ross Stores, Marshall's and Big Lots, some of which have substantially greater resources than ours. We also compete with independent and small chain retailers and flea markets (also known as "swap meets"), which serve the same low and low-middle income market. Over the past two years, the retail industry has experienced price deflation, primarily due to a weak economy and intense competition. We compete in the discount retail merchandise business, which is a highly competitive environment that subjects us to the price competition, the potential for lower net sales and decreased operating margins. We expect the competition will continue and increase in the future. In addressing this competitive environment, we have initiated new merchandise strategies, including new price point offerings, better execution of our core businesses and a revised print advertising program; all designed to improve customer frequency and attract new customers. However, we can make no assurances that these strategies and other actions taken will be adequate to minimize our exposure to reduced sales and lower gross margins due to competition.

We Handle Certain Materials that Could Expose Us to Liability Under Environmental Law
-------------------------------------------------------------------

     In the ordinary course of our business, we sometimes handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. We have adopted policies regarding the handling and disposal of these products and we train our employees on how to handle and dispose of them. We cannot assure that our policies and training will successfully help us avoid potential violations of these environmental laws and regulations in the future.

Our Anti-Takeover Provisions and Control by Our Existing Major Shareholder Could Depress Our Stock Price
--------------------------------------------------------------------------

     In addition to some governing provisions in our Certificate of Incorporation and Bylaws, we are also subject to certain Delaware laws and regulations which could delay, discourage and prevent others from initiating a potential merger, takeover or other change in control, even if such actions would benefit our shareholders and us. Moreover, we have a single shareholder that currently owns more than 20% of our voting stock. As a result, they may have certain ability to influence all matters requiring the vote of our shareholders, including the election of Board of Directors and most or our corporate actions. They may also control our policies and potentially prevent a change in control. This could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

The Market Price of Our Common Stock is Subject to Substantial Fluctuation
--------------------------------------------------------------------------

     The market price of our common stock has fluctuated substantially since our recapitalization occurred in November 1998. Trading prices for our common stock could fluctuate significantly due to many factors, including:

o    the depth of the market for our common stock;
o changes in expectations of our future financial performance, including financial estimates by securities analysts and investors; variations in our operating results and financial conditions;
o    conditions or trends in our industry;
o    additions or departures of key personnel; and
o    future issuances of our common stock.

We Face Exposure in Lawsuits
----------------------------

     In April 2003, Lynda Bray and Masis Manougian, two of our current employees, filed a lawsuit against us entitled "Lynda Bray, Masis Manougian, etc., Plaintiffs, vs. Factory 2-U Stores, Inc., etc., Defendants", Case No. RCV071918 in the Superior Court of the State of San Bernardino (the "Bray Lawsuit"). The First Amended Complaint in the Bray Lawsuit alleges that we violated the California Labor Code, Industrial Wage Commission Orders and the California Unfair Competition Act by failing to pay wages and overtime for all hours worked, by failing to document all hours worked, by threatening to retaliate against employees who sought to participate in the settlement of the lawsuit against us entitled "Pamela Jean O'Hara, Plaintiff, vs. Factory 2-U Stores, Inc., et al., Defendants" and by failing to inform prospective employees of unpaid wage claims. Plaintiffs purport to bring this action on behalf of all persons who were employed in one of our California stores at any time after April 25, 2003. Plaintiffs seek compensatory and exemplary damages, interest, penalties, attorneys' fees and disgorged profits in an amount which plaintiffs estimated to be not less than $100,000,000. Plaintiffs also seek injunctive relief requiring correction of the alleged unlawful practices.

     Although at this stage of the litigation it is difficult to predict the outcome of the case with certainty, we believe that we have meritorious defenses to the Bray Lawsuit and we are vigorously defending against it. If the Bray Lawsuit is decided adversely, the potential exposure could be material to our results of operations.

     We are periodically subject to legal actions that arise in the ordinary course of business that could subject us to substantial money damages or injunctive relief.

Our Customers Might Reduce their Houseware and Apparel Purchases as a Result of Downturns in the United States Economy
-------------------------------------------------------------------------------

     Our typical customers are families with more than the average number of children and with annual household income of approximately $35,000. This customer base is particularly vulnerable to economic recessions, depressions and general slowdowns in the overall United States economy. During periods of general economic weakness, our customers may choose to reduce their houseware and apparel purchases in favor of housing and food expenditures, which could result in a reduction in our sales.

We May Incur Additional Restructuring Charges
---------------------------------------------

     During fiscal 2002 and fiscal 2001, we established restructuring reserves related to our efforts to improve store profitability, streamline field operations and reduce operating costs. A large part of our restructuring effort was the closure of 51 stores and consolidation of three distribution centers. A significant portion of the costs to close these facilities is related to ongoing rent and lease termination costs. As of February 1, 2003, we expect the remaining costs related to the closed stores and distribution centers to approximate $12.6 million. While we have successfully terminated a significant portion of the remaining store lease obligations, there can be no assurances that we will be successful in terminating the remaining store and distribution center lease obligations. If we are not successful in terminating the remaining lease obligations within our estimated timeframe, we may incur additional restructuring charges and cash flow requirements needed to complete the lease terminations.

We May Need to Increase Our Deferred Tax Asset Valuation Allowance
------------------------------------------------------------------

     As of August 2, 2003, we had net deferred tax assets of $25.6 million, which included a $7.7 million deferred tax asset valuation allowance. These income tax benefits may not be realized if we are not successful in generating taxable income in the future. The likelihood of a material change in our expected realization of these assets is dependent on our future taxable income and our ability to use our net operating loss carryforwards. Our inability to generate pre-tax income in the future may require us to increase our deferred tax asset valuation allowance and therefore reduce our future net earnings.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus. All of such proceeds will be received by the selling stockholders.


                              SELLING STOCKHOLDERS

         On August 20, 2003, we issued an aggregate of 2,450,000 shares of common stock, twelve warrants to purchase an aggregate of 490,000 shares of common stock (the "Purchaser Warrants") and one warrant to purchase 135,000 shares of common stock (the "Roth Warrant") in a private placement made solely to accredited investors (the "Offering"). The gross proceeds of the Offering were $12,250,000. The Purchaser Warrants have an exercise price of $5.00 per share and are exercisable through and including the ninetieth day following the effective date of this registration statement. The Roth Warrant has an exercise price of $6.00 per share and is exercisable for three years from the closing date. We also agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the Purchaser Warrants and Roth Warrant.

         The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by the selling stockholders. Each of these selling stockholders purchased the shares covered by the current resale registration statement in the ordinary course of business. Each selling stockholder has sole voting control over the shares shown as beneficially owned, except as otherwise noted. Because the selling stockholders may sell or distribute all or a portion of the shares of common stock at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that the selling stockholders may have upon completion of this offering (although we have assumed for purposes of the table below that all shares offered by this prospectus will be sold in this offering).

         Except as otherwise set forth below, no selling stockholder has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the purchase of shares of our common stock pursuant to the Offering.



======================================================================================================================
                                                                                   Shares beneficially owned after
                                                                                           this offering(1)
                                                                                 -------------------------------------

                                               Shares
                                            beneficially     Shares offered by
                                              owned on        this prospectus
                                            date of this
                                             prospectus(2)
     Name of selling stockholders                                                     Number           Percentage
---------------------------------------- ------------------- ------------------- ------------------ ------------------
Deephaven Small Cap Growth Fund, LLC(3)         720,000             720,000                0                  *
Bonanza Master Fund, Ltd.(4)                  1,011,542             480,000             531,542              3.0
SF Capital Partners, Ltd.(5)                    240,000             240,000                0                  *
Heimdall Investments, Ltd.(6)                   720,000             720,000                0                  *
Omicron Master Trust(7)                         240,000             240,000                0                  *
Millrace Fund, LP(8)                            116,000              84,000              32,000               *
Ascend Partners LP(9)                            35,346              35,346                0                  *
Ascend Partners Sapient LP(9)                    88,458              88,458                0                  *
Ascend Offshore Fund Ltd.(9)                    271,174             271,174                0                  *
Ascend Managed Account, Ltd.(9)                  15,121              15,121                0                  *
Guggenheim Portfolio Company XXIII,              23,074              23,074                0                  *
  LLC(9)
Shamal IAM Ltd. (9)                              22,827              22,827                0                  *
Roth Capital Partners(10)                       135,000             135,000                0                  *
                                              ---------           ---------
                                              3,638,542           3,075,000
TOTAL
======================================================================================================================

* less than 1%

(1) Assumes all shares offered by this prospectus by each selling stockholder will be sold in this offering.
(2) Includes common stock issuable upon exercise of Purchaser Warrants or Roth Warrant.
(3) Colon Smith, Chief Executive Officer of Deephaven Small Cap Growth Fund, LLC has sole voting and investment power over the registrant's shares.
(4) Bernay Box has sole voting and investment power over the registrant's shares.
(5) Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, LLC, a Wisconsin limited liability company, which acts as the investment manager and has sole voting and investment power over the registrant's shares.
(6) HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares held by Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd. The following individuals have control over HBK Investments
L.P.: Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.

                                       8


(7) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officer of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.
(8) Millrace Asset Group, Inc. ("MAG") is the investment manager for Millrace Fund, LP (the "Fund") and therefore has voting and investment responsibility for the security positions of the Fund. William L. Kitchel and Whitney M. Maroney are the shareholders of MAG and hold limited partner interests in the Fund. Messrs. Kitchel and Maroney and MAG have disclaimed beneficial ownership of the securities owned by the Fund except to the extent of their pecuniary interests.
(9) Malcolm Fairbairn, Investment Manager, has sole voting and investment power over the registrant's shares.
(10) Byron Roth, Chief Executive Officer and Gordon Roth, Chief Financial Officer of Roth Capital Partners have shared voting and investment power over the registrant's shares.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares or warrant shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

         The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

         The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The validity of the common stock will be passed upon for us by Hughes Hubbard & Reed LLP.


                                     EXPERTS

         The financial statements of Factory 2-U Stores, Inc. appearing in Factory 2-U Stores, Inc.'s Annual Report (Form 10-K/A) for the year ended February 1, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Factory 2-U Stores, Inc. for the years ended February 2, 2002 and February 3, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended February 1, 2003 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants. On May 1, 2002, we filed a current report on Form 8-K indicating that we had terminated Arthur Andersen LLP as our independent auditor. On May 8, 2002 we filed a current report on Form 8-K reporting the engagement of Ernst & Young LLP as our independent auditor. After reasonable efforts, we are unable to obtain Arthur Andersen LLP's consent to the incorporation by reference of their audit reports for the financial statements and schedules from our fiscal years ended February 2, 2002 and February 3, 2001. Accordingly, Arthur Andersen LLP has not consented to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference in this prospectus or any omissions to state a material fact required to be stated therein.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In this prospectus, we have made both historical and forward-looking statements. All of our statements other than those of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally may be identified by the use of phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

         The following important factors, among others, could affect our future results, causing these results to differ materially from those expressed in any of our forward-looking statements: general economic and business conditions (both nationally and in the regions where we operate), trends in our business and consumer preferences, especially as may be impacted by economic weakness on consumer spending, the effect of government regulations and legislation, litigation and other claims that may be asserted against us, the effects of intense competition, changes in our business strategy or development plans, including anticipated growth strategies and capital expenditures, the costs and difficulties of attracting and retaining qualified personnel, the effects of increasing labor, utility, fuel and other operating costs, our ability to obtain adequate quantities of suitable merchandise at favorable price and on favorable terms and conditions, the effectiveness of our operating initiatives and advertising and promotional strategies and other risk factors described below under "RISK FACTORS."

         Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. You should not rely on these forward-looking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits filed with them. Statements in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statements, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statements without charge at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statements by writing to the Securities and Exchange Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the Securities and Exchange Commission.


                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information that we file with them. This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

         We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

o Annual Report on Form 10-K/A for the fiscal year ended February 1, 2003, filed on August 4, 2003;

o Quarterly Report on Form 10-Q for the quarter ended May 3, 2003, filed on June 17, 2003;

o The description of the Company's common stock contained in the Company's Registration Statement filed with the Securities and Exchange Commission under the Exchange Act and subsequent amendments and reports filed to update such description; and

o        Current Report on Form 8-K, filed on August 13, 2003.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Factory 2-U Stores, Inc., 4000 Ruffin Road, San Diego, CA 92123, Attention: Investor Relations, telephone number (858) 627-1800.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                  SEC registration fee.............................$1,348.32
                  Legal fees and expenses.........................$10,000.00
                  Accounting fees and expenses................... .$5,000.00
                  Miscellaneous expenses.......................... $5,000.00
                                                                 ------------
                         Total....................................$21,348.32

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Restated Certificate of Incorporation and Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintains insurance for its officers, directors, employees and agents against liabilities that an officer, a director, an employee or an agent may incur in his capacity as such.


Item 16. Exhibits and Financial Statement Schedules


           (a)     Exhibits

                    Exhibit     Description                                               Method of Filing
                    Number
                    -----       -----------                                               ----------------
                     2.1        Plan and Agreement of Merger dated June18, 1998                  +
                                between Family Bargain Corporation and General
                                Textiles, Inc. (incorporates by reference to
                                Registration Statement on Form S-2, No.
                                333-58797, filed with the Securities Exchange
                                Commission on October 14, 1998)
                     4.1        Securities Purchase Agreement dated as of                  Filed herewith
                                August 20, 2003
                     4.2        Warrant for Placement Agent to Purchase Common             Filed herewith
                                Stock of Factory 2-U Stores, Inc., dated
                                August 20, 2003

                                      II-1

                    Exhibit     Description                                               Method of Filing
                    Number
                    -----       -----------                                               ----------------
                     4.3        Form of Warrant for Purchaser to Purchase Common           Filed herewith
                                Stock of Factory 2-U Stores, Inc., dated
                                August 20, 2003
                     4.4        Registration  Rights  Agreement, dated as of               Filed herewith
                                August 20, 2003
                     5.1        Opinion of Hughes Hubbard & Reed LLP                       Filed herewith
                    23.1        Consent of Ernst & Young LLP                               Filed herewith
                    23.2        Notice Regarding Consent of Arthur Andersen LLP            Filed herewith
                    23.3        Consent of Hughes Hubbard & Reed LLP (included             Filed herewith
                                in Exhibit 5.1)
                    24.1        Power of Attorney (included in signature pages             Filed herewith
                                to this registration statement)

                 + Incorporated by reference to Registration Statement on Form S-2, No. 333-58797 filed with the SEC on October 14, 1998.


Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 15th day of September 2003.

                                           FACTORY 2-U STORES, INC.

                                           By:  /s/ William R. Fields
                                                ---------------------
                                                William R. Fields
                                                Chief Executive Officer and
                                                Chairman of Board





                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Douglas C. Felderman, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and his name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this registration statement on Form S-3, and each of the undersigned does hereby ratify and conform all that each of said attorney and agent, or his substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                  Title                            Date

/s/ William R. Fields        Chief Executive Officer and      September 15, 2003
---------------------        Chairman of the Board (Principal
                             Executive Officer)

/s/ Douglas C. Felderman     Executive Vice President and     September 15, 2003
------------------------     Chief Financial Officer
Douglas C. Felderman         (Principal Accounting Officer)


/s/ Peter V. Handal          Director                         September 15, 2003
-------------------
Peter V. Handal

/s/ Ronald Rashkow           Director                         September 15, 2003
------------------
Ronald Rashkow

/s/ William Robert Wright II Director                         September 15, 2003
----------------------------
William Robert Wright II

/s/ Willem F.P. de Vogel     Director                         September 15, 2003
------------------------
Willem F.P. de Vogel


           (a)     Exhibits

                    Exhibit     Description                                               Method of Filing
                    Number
                    -----       -----------                                               ----------------
                     2.1        Plan and Agreement of Merger dated June18, 1998                  +
                                between Family Bargain Corporation and General
                                Textiles, Inc. (incorporates by reference to
                                Registration Statement on Form S-2, No.
                                333-58797, filed with the Securities Exchange
                                Commission on October 14, 1998)
                     4.1        Securities Purchase Agreement dated as of                  Filed herewith
                                August 20, 2003
                     4.2        Warrant for Placement Agent to Purchase Common             Filed herewith
                                Stock of Factory 2-U Stores, Inc., dated
                                August 20, 2003
                     4.3        Form of Warrant for Purchaser to Purchase Common           Filed herewith
                                Stock of Factory 2-U Stores, Inc., dated
                                August 20, 2003
                     4.4        Registration  Rights  Agreement, dated as of               Filed herewith
                                August 20, 2003
                     5.1        Opinion of Hughes Hubbard & Reed LLP                       Filed herewith
                    23.1        Consent of Ernst & Young LLP                               Filed herewith
                    23.2        Notice Regarding Consent of Arthur Andersen LLP            Filed herewith
                    23.3        Consent of Hughes Hubbard & Reed LLP (included             Filed herewith
                                in Exhibit 5.1)
                    24.1        Power of Attorney (included in signature pages             Filed herewith
                                to this registration statement)

                 + Incorporated by reference to Registration Statement on Form S-2, No. 333-58797 filed with the SEC on October 14, 1998.